Exhibit E-1




                               VENTURE DISCLOSURES




                       Fiber Optic System Lease Agreements
                          with Nonassociated Companies



      Pursuant to the provisions contained in the Securities and Exchange Commission's (SEC) Order dated August 2, 1994 for SEC File No. 70-7850, neither Jersey Central Power & Light Company, Metropolitan Edison Company nor Pennsylvania Electric Company entered into any transactions nor recognized any revenues during the calendar year 2000 for activity related to the fiber optic system lease agreements with nonassociated companies.